UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2013

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On July 25, 2013, Oxygen Biotherapeutics, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) with the Securities and Exchange Commission to report its entry on July 21, 2013 into a Securities Purchase Agreement with certain investors relating to, among other things, the issuance and sale of approximately $5.4 million of shares of the Company’s Series C 8% convertible preferred stock and warrants (the “Offering”).  This amendment is being filed to provide certain additional information with respect to the Offering.  Other than as described herein, this amendment does not amend any other information previously filed in the Original Form 8-K, which information is incorporated herein by reference.

Item 8.01 Other Events

The Company received net proceeds from the Offering of approximately $4.8 million. As a result of the Offering, the Company now has stockholders’ equity in excess of the minimum requirement of $2.5 million for continued listing on The NASDAQ Capital Market, as required by NASDAQ Listing Rule 5550(b)(1).  The Company is awaiting confirmation of its compliance status from NASDAQ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2013	Oxygen Biotherapeutics, Inc.

	By:	/s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer